Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Helene Dashefsky, Public Relations, Tel: 760-431-4483, Email: helene@dothill.com

Kirsten Garvin, Investor Relations, Tel: 760-476-3811, Email: kirsten.garvin@dothill.com

Dot Hill Awarded Advanced Technology Storage Program by Sun Microsystems

CARLSBAD, Calif. — March 22, 2004 — Dot Hill Systems Corp. (NASDAQ: HILL) today announced that its existing OEM partner agreement with Sun Microsystems, Inc. has been expanded to include new advanced technology storage products, to be designed and engineered by Dot Hill to Sun Microsystems’ specifications.

“We are delighted that Sun has again selected Dot Hill to design and supply its new storage products,” said Jim Lambert, Dot Hill’s president and chief executive officer. “This award demonstrates the confidence that Sun has in our ability to produce leading-edge products utilizing advanced technology.”

About Dot Hill

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to channel partners worldwide. Its products include the SANnet® II family of storage systems, SANscape® storage management software, SANpath® storage networking software and professional training, support and service. For more information, visit Dot Hill on the Web at www.dothill.com.

Dot Hill, the Dot Hill logo, SANnet, SANpath and SANscape are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

Certain statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include statements about any future occurrences (as opposed to historical fact), such as statements regarding Dot Hill’s ability to produce new products. The risks that contribute to the uncertain nature of the forward-looking statements include: the risk that Sun or one or more of Dot Hill’s other customers may not submit or cancel significant orders, revise their product forecasts or terminate their agreements with Dot Hill; the risk that Solectron or Dot Hill’s other suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; the timing of orders for products and shipments and its effect on revenue recognition; changing customer preferences in the open systems computing market; and other unforeseen supply, technological, intellectual property or engineering issues. Under our agreement with Sun, Sun has no minimum purchase requirements, has no obligations to purchase any products and may cancel purchase orders at any time.  There are many other risks not listed here that may affect the future business and financial results of Dot Hill, as well as the forward-looking statements contained herein. To learn more about such risks and uncertainties, you should read the risk factors set forth in the forms 10-K and 10-Q most recently filed by Dot Hill with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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